Exhibit 99.1

Press Release

Clean Harbors Announces Fourth-Quarter
and Full-Year 2016 Financial Results

•            Reports Revenues of $692.1 Million as Growth in Safety-Kleen Offsets Weakness in Industrial and Energy Markets

•            Announces GAAP Net Loss of $12.7 Million, or $0.22 Per Share

•            Posts Adjusted Net Loss of $3.4 Million, or $0.06 Per Share

•            Achieves Adjusted EBITDA of $95.9 Million

•            Announces 2017 Adjusted EBITDA Guidance Range

NORWELL, Mass. — February 22, 2017 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2016.

Revenues for the fourth quarter of 2016 were $692.1 million, compared with $713.0 million in the same period a year ago.  Income from operations was $21.9 million in the fourth quarter of 2016, compared with $25.5 million in the same period in 2015.

Fourth-quarter 2016 net loss was $12.7 million, or $0.22 per share, which included non-cash tax-related valuation allowances totaling $9.6 million.  The Company reported an adjusted net loss for the fourth quarter of 2016 of $3.4 million, or $0.06 per share.  Net income for the fourth quarter of 2015 was $0.6 million, or $0.01 per diluted share.  Net loss and adjusted net loss results for the fourth quarter of 2016 and net income results for the fourth quarter of 2015 included pre-tax integration and severance costs of $5.9 million and $4.5 million, respectively.

Adjusted EBITDA (see description below) in the fourth quarter of 2016 was $95.9 million, or a margin of 13.9%, compared with $97.2 million, or a margin of 13.6%, in the same period of 2015.

Comments on the Fourth Quarter

“Our fourth-quarter results were largely in line with our expectations,” said Alan S. McKim, Chairman, President and Chief Executive Officer.  “On the top line, we saw strong revenue growth from our Safety-Kleen business, which helped offset year-end weakness in the energy and industrial markets that affected several other segments.  Adjusted EBITDA came in at the lower end of our range, primarily due to higher-than-expected severance costs incurred as we accelerated some cost reductions planned for 2017.  Despite the lower revenue, our gross margin in the quarter was 150 basis points higher than a year ago as a result of our comprehensive cost-reduction efforts.”

Beginning with the fourth quarter of 2016, Clean Harbors has reduced the number of its reportable segments.  SK Environmental Services and Kleen Performance Products have been combined into a single reporting segment called ‘Safety-Kleen.’ This reflects the increasing interdependencies between these businesses, highlighted by the Company’s OilPlus™ closed-loop initiative and the recent appointment of David Vergo as President of Safety-Kleen.  In addition, the Company’s Oil and Gas Field Services and Lodging Services businesses are now shown on a combined reporting basis under the heading ‘Oil, Gas and Lodging Services.’

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

“In the fourth quarter, our Safety-Kleen segment continued its strong top-line performance, increasing revenues by 15% and profitability by 35%.  This growth was supported by higher base oil and lubricant pricing and acquisitions.  Revenues from Technical Services declined from a year ago due to industrial weakness, project deferrals and reduced year-end customer spending.  Incinerator utilization was strong — increasing to 90% — while our fourth-quarter landfill volumes fell 28% from those in the prior year.  Within Industrial and Field Services, we increased profitability despite lower revenue resulting from the sale of our Catalyst Services business and weakness in Western Canada.  The year-over-year slowdown in energy markets continued to pressure our Oil, Gas and Lodging Services business,” McKim said.

Full-Year 2016 Results

Revenues for 2016 were $2.76 billion, compared with $3.28 billion in 2015.  Revenues in 2015 included approximately $314 million of large-scale emergency response projects.

GAAP net loss for 2016 was $39.9 million, or $0.69 per share, which included the non-cash tax-related valuation allowances primarily related to Canadian operations totaling $22.6 million, a $34.0 million non-cash goodwill impairment charge and a $15.4 million gain on sale of a business. This compared with net income for 2015 of $44.1 million, or $0.76 per diluted share, which included a $30.0 million non-cash goodwill impairment charge.  Excluding the negative tax impacts, goodwill impairment charges and gain on sale of a business, the Company reported an adjusted net income for 2016 of $1.3 million, or $0.02 per diluted share, compared with $74.1 million, or $1.27 per diluted share, in 2015.  Net loss and adjusted net income for 2016 included $24.4 million of pre-tax integration and severance costs; 2015 net income included $11.0 million of pre-tax integration and severance costs.

Adjusted EBITDA (see description below) was $400.4 million in 2016, compared with $504.2 million in 2015.  Adjusted EBITDA in 2015 included a contribution of approximately $76 million from large-scale emergency response projects.

“The Company was severely impacted in 2016 by the deterioration in crude oil pricing which resulted in reduced lube oil prices, lower industrial production and further weakness in the North American energy marketplace,” McKim said. “Faced with these adverse market conditions, we focused our energies on controlling the areas we could, eliminating more than $100 million of costs over the course of the year.  The Company also moved forward with several key strategic initiatives including the completion of seven acquisitions to support our OilPlus closed-loop direct sales model and our environmental businesses. Additionally, our team delivered the best safety performance in our history, improving our safety record for the fourth consecutive year, as we protected our employees, customers and communities.”

Business Outlook and Financial Guidance

“Through the first two months of 2017, we have seen positive signs across a number of our markets,” McKim said.  “Energy markets are slowly improving, with crude oil prices recently stabilizing in the $50 range.  This has led to an increase in rig counts.  The rise in energy activity also has modestly increased base oil and lubricant prices, even during a seasonally slower period.  We are starting to see a growing pipeline of potential projects for this year, and an improving industrial and energy environment should help spur customer spending, which has been constrained for the past several years.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

“The newest addition to our incinerator network became operational in early 2017 in El Dorado, Arkansas. This facility will provide a boost to Technical Services as we work toward maximizing its capacity in the years ahead.  Our OilPlus closed-loop offering should grow steadily throughout 2017, following the national launch of our packaged lubricants in late 2016 and the introduction of bulk lubricants delivery in additional metropolitan areas this year.  We also will continue our comprehensive cost-reduction efforts, including maximizing synergies from acquisitions, optimizing transportation and network efficiencies and internalizing more third-party spending,” McKim concluded.

Based on its 2016 financial performance and current market conditions, Clean Harbors expects full-year 2017 Adjusted EBITDA in the range of $435 million to $475 million.  A reconciliation of the Company’s Adjusted EBITDA guidance to net income guidance is included below.  On a GAAP basis, the Company’s guidance is based on 2017 net income in the range of $4 million to $35 million.  Adjusted net income for 2017, which includes the recognition of the non-cash tax benefits in Canada and valuation allowances, is in the range of $24 million to $48 million. A reconciliation of the Company’s Adjusted EBITDA guidance and adjusted net income to net income guidance is included below.

Non-GAAP Results

Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under generally accepted accounting principles (GAAP), but viewed only as a supplement to those measurements.  The Company believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved and the fact that management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA.  The Company defines Adjusted EBITDA consistently and in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net (loss) income and Adjusted EBITDA for the three months and years ended December 31, 2016 and 2015 (in thousands):

	For the Three Months Ended:		For the Year Ended:
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net (loss) income	$(12,713)	$568	$(39,873)	$44,102
Accretion of environmental liabilities	2,648	2,607	10,177	10,402
Depreciation and amortization	71,347	69,005	287,002	274,194
Goodwill impairment charge	—	—	34,013	31,992
Other (income) expense	(6,932)	990	(6,195)	1,380
Gain on sale of business	(453)	—	(16,884)	—
Interest expense, net	21,333	18,849	83,525	76,553
Provision for income taxes	20,708	5,142	48,589	65,544
Adjusted EBITDA	$95,938	$97,161	$400,354	$504,167

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

This press release includes a discussion of income from operations adjusted for the goodwill impairment charge identified in the reconciliation provided below.  This press release also includes a discussion of net (loss) income and (loss) earnings per share adjusted for the non-cash impact of unbenefited tax losses in Canada and valuation allowances, the goodwill impairment charge and gain on sale of business identified in the reconciliations provided below.  The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance.  The following shows the difference between income from operations to adjusted income from operations, net (loss) income to adjusted net (loss) income and (loss) earnings per share to adjusted (loss) earnings per share for the three months and years ended December 31, 2016 and 2015 (in thousands, except per share amounts):

	For the Three Months Ended:		For the Year Ended:
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted income from operations
Income from operations	$21,943	$25,549	$69,162	$187,579
Goodwill impairment charge	—	—	34,013	31,992
Adjusted income from operations	$21,943	$25,549	$103,175	$219,571

Adjusted net (loss) income
Net (loss) income	$(12,713)	$568	$(39,873)	$44,102
Goodwill impairment charge, net of tax	—	—	34,013	30,030
Gain on sale of business, net of tax	(289)	—	(15,380)	—
Tax-related valuation allowances	9,609	—	22,564	—
Adjusted net (loss) income	$(3,393)	$568	$1,324	$74,132

Adjusted (loss) earnings per share
(Loss) earnings per share	$(0.22)	$0.01	$(0.69)	$0.76
Goodwill impairment charge, net of tax	—	—	0.59	0.51
Gain on sale of business, net of tax	(0.01)	—	(0.27)	—
Tax-related valuation allowances	0.17	—	0.39	—
Adjusted (loss) earnings per share	$(0.06)	$0.01	$0.02	$1.27

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Adjusted EBITDA Guidance Reconciliation

An itemized reconciliation between projected net income and projected Adjusted EBITDA is as follows:

	For the Year Ending
	December 31, 2017
	Amount
	(In millions)
Projected GAAP net income	$4	to	$35
Adjustments:
Accretion of environmental liabilities	11	to	10
Depreciation and amortization	290	to	280
Interest expense, net	91	to	91
Provision for income taxes	39	to	59
Projected Adjusted EBITDA	$435	to	$475

An itemized reconciliation between projected net income and projected adjusted net income is as follows:

	For the Year Ending
	December 31, 2017
	Amount
	(In millions)
Projected GAAP net income	$4	to	$35
Tax-related valuation allowances	20	to	13
Projected adjusted net income	$24	to	$48

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.  Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, the Company’s planned carve-out and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts

Investors:	Media:
Jim Buckley	Eric Kraus
SVP Investor Relations	EVP Corporate Communications & Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Buckley.James@cleanharbors.com	Kraus.Eric@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the Three Months Ended:		For the Year Ended:
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$692,113	$713,044	$2,755,226	$3,275,137
Cost of revenues (exclusive of items shown separately below)	496,661	522,965	1,932,857	2,356,806
Selling, general and administrative expenses	99,514	92,918	422,015	414,164
Accretion of environmental liabilities	2,648	2,607	10,177	10,402
Depreciation and amortization	71,347	69,005	287,002	274,194
Goodwill impairment charge	—	—	34,013	31,992
Income from operations	21,943	25,549	69,162	187,579
Other income (expense)	6,932	(990)	6,195	(1,380)
Gain on sale of business	453	—	16,884	—
Interest expense, net	(21,333)	(18,849)	(83,525)	(76,553)
Income before provision for income taxes	7,995	5,710	8,716	109,646
Provision for income taxes	20,708	5,142	48,589	65,544
Net (loss) income	$(12,713)	$568	$(39,873)	$44,102
(Loss) earnings per share:
Basic	$(0.22)	$0.01	$(0.69)	$0.76
Diluted	$(0.22)	$0.01	$(0.69)	$0.76

Shares used to compute (loss) earnings per share — Basic	57,350	57,594	57,532	58,324
Shares used to compute (loss) earnings per share — Diluted	57,350	57,720	57,532	58,434

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$306,997	$184,708
Accounts receivable, net	496,226	496,004
Unbilled accounts receivable	36,190	25,940
Deferred costs	18,914	18,758
Inventories and supplies	178,428	149,521
Prepaid expenses and other current assets	56,116	46,265
Total current assets	1,092,871	921,196
Property, plant and equipment, net	1,611,827	1,532,467
Other assets:
Goodwill	465,154	453,105
Permits and other intangibles, net	498,721	506,818
Other	13,347	17,842
Total other assets	977,222	977,765
Total assets	$3,681,920	$3,431,428
Current liabilities:
Accounts payable	229,534	241,183
Deferred revenue	64,397	61,882
Accrued expenses	190,721	193,660
Current portion of closure, post-closure and remedial liabilities	20,016	20,395
Total current liabilities	504,668	517,120
Other liabilities:
Closure and post-closure liabilities, less current portion	52,111	49,020
Remedial liabilities, less current portion	114,211	118,826
Long-term obligations	1,633,272	1,382,543
Deferred taxes, unrecognized tax benefits and other long-term liabilities	293,417	267,637
Total other liabilities	2,093,011	1,818,026
Total stockholders’ equity, net	1,084,241	1,096,282
Total liabilities and stockholders’ equity	$3,681,920	$3,431,428

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Supplemental Segment Data (in thousands)

	For the Three Months Ended:
	December 31, 2016			December 31, 2015
Revenue	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Technical Services	$225,778	$39,476	$265,254	$249,991	$36,747	$286,738
Industrial and Field Services	151,226	(10,218)	141,008	163,376	(8,420)	154,956
Safety-Kleen	288,969	(28,683)	260,286	255,796	(29,474)	226,322
Oil, Gas and Lodging Services	25,137	327	25,464	43,770	1,814	45,584
Corporate Items	1,003	(902)	101	111	(667)	(556)
Total	$692,113	$—	$692,113	$713,044	$—	$713,044

	For the Year Ended:
	December 31, 2016			December 31, 2015
Revenue	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Technical Services	$906,495	$150,240	$1,056,735	$991,410	$147,670	$1,139,080
Industrial and Field Services	618,245	(36,030)	582,215	1,023,638	(33,685)	989,953
Safety-Kleen	1,110,727	(114,644)	996,083	1,060,926	(119,237)	941,689
Oil, Gas and Lodging Services	116,692	3,191	119,883	198,705	8,434	207,139
Corporate Items	3,067	(2,757)	310	458	(3,182)	(2,724)
Total	$2,755,226	$—	$2,755,226	$3,275,137	$—	$3,275,137

	For the Three Months Ended:		For the Year Ended:
Adjusted EBITDA	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Technical Services	$69,554	$72,480	$271,176	$291,737
Industrial and Field Services	12,564	11,849	51,191	161,447
Safety-Kleen	54,204	40,251	219,546	172,262
Oil, Gas and Lodging Services	(3,427)	2,063	(3,292)	11,704
Corporate Items	(36,957)	(29,482)	(138,267)	(132,983)
Total	$95,938	$97,161	$400,354	$504,167

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com